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                                                                     Exhibit 10E

                               NORDSON CORPORATION
                       EXCESS DEFINED BENEFIT PENSION PLAN


          Nordson Corporation hereby establishes, effective November 1, 1985, the Nordson Corporation Excess Defined Benefit Pension Plan ("Plan") to supplement the pension benefits of certain salaried employees designated by the Compensation Committee of the Board of Directors or its designee eligible to participate in the Plan in accordance with the terms hereof, as permitted by
Section 3(36) of the Employee Retirement Income Security Act of 1974 ("ERISA").


                                    ARTICLE I
                                   DEFINITIONS

          1.1 Definitions. The following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

          (a) The term "Beneficiary" shall mean an Employee's beneficiary or contingent annuitant.

          (b) The term "Company" shall mean Nordson Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of Nordson Corporation with any other corporation or corporations.

          (c) The term "Employee" shall mean any person employed by the Company on a salaried basis who is designated by the Compensation Committee of the Board of Directors or its designee to participate in the Plan and who has not waived participation in the Plan.

          (d) The term "Plan" shall mean the excess defined benefit pension plan as set forth herein, together with all amendments hereto, which Plan shall be called the "Nordson Corporation Excess Defined Benefit Pension Plan."

          (e) The term "Salaried Pension Plan" shall mean the Nordson Corporation Salaried Employees Pension Plan in effect on the date of an employee's retirement, death, or other termination of employment.

          1.2 Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Salaried Pension Plan, unless a different meaning is clearly required by the context.


                                   ARTICLE II
                             EXCESS PENSION BENEFIT

          2.1 Eligibility. An Employee who is retired, dies, or otherwise terminates his employment with the Company under

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conditions which make such Employee or Beneficiary eligible for a benefit under the Salaried Pension Plan, and whose benefits under the Salaried Pension Plan are limited by Section 415 of the Internal Revenue Code of 19~4, as amended ("Code"), shall be eligible for an excess pension benefit determined by Section 2.2.

          2.2 Amount. Subject to the provisions of Article III, the monthly excess pension benefit payable to an Employee or Beneficiary shall be such an amount which, when added to the monthly pension payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person, equals the monthly pension benefit that would have been payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person if the limitations of Section 415 of the Code were not in effect.

          2.3 Payments. All payments under the Plan to an Employee or Beneficiary shall be made by the Company from its general assets. The terms of payment of the excess pension benefit shall be identical to those specified in the Salaried Pension Plan for the type of benefit the Employee or Beneficiary receives under the Salaried Pension Plan.


                                   ARTICLE III
                           OPTIONAL METHODS OF PAYMENT

          Payment of the excess pension benefit to an Employee or Beneficiary shall be made in accordance with the terms and provisions of any method of payment under the Salaried Pension Plan whether by option or by operation of law, applicable to such Employee or Beneficiary. The amount of the excess pension benefit payable to an Employee or Beneficiary shall be reduced to reflect any such optional method of payment. In making the determination and reductions provided for in this Article III, the Company may rely upon calculations made by the independent actuaries for the Salaried Pension Plan, who shall apply the assumptions then in use in connection with the Salaried Pension Plan.


                                   ARTICLE IV
                                 ADMINISTRATION

          The Company shall be responsible for the general administration of the Plan, for carrying out its provisions, and for making any required excess benefit payments. The Company shall have any powers as may be necessary to administer and carry out the provisions of the Plan. Actions taken and decisions made by the Company shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims of Employees and Beneficiary for benefits under the Plan. The procedure shall be in accordance with regulations issued by the Secretary of Labor and provide adequate written notice within a reasonable period of time with respect to a claim denial. The procedure shall also provide for a reasonable opportunity for a full and fair review by the Company of any claim denial. The Company shall be the "administrator" for purposes of ERISA.

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                                    ARTICLE V
                            AMENDMENT AND TERMINATION

          The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors. No such action shall, however, adversely affect any Employee or Beneficiary who is receiving excess pension benefits under the Plan, unless an equivalent benefit is provided under the Salaried Pension Plan or another plan sponsored by the Company.

                                   ARTICLE VI
                                  MISCELLANEOUS

          6.1 Non-Alienation of Retirement Rights or Benefits. Employees or Beneficiaries are not permitted to assign, transfer, alienate or otherwise encumber the right to receive payments under the Plan. Any attempt to do so or to permit the payments to be subject to garnishment, attachment or levy of any kind will permit the Company to make payments directly to and for the benefit of the Employee, Beneficiary or any other person. Each such payment may be made without the intervention of a guardian. The receipt of the payee shall constitute a complete acquittance to the Company with respect to any payments, and the Company shall have no responsibility for the proper application of any payment.

          6.2 Incapacity. The Company shall be permitted to make payments in the same manner as provided for in Section 6.1 if in the judgment of the Company an Employee or Beneficiary is incapable of attending to his financial affairs.

          6.3 Plan Non-Contractual. This Plan shall not be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, nor shall it be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been established.

          6.4 Interest of Employee. The obligation of the Company under the Plan to provide an Employee or Beneficiary with an excess pension benefit merely constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

          6.5 Controlling Status. No Employee or Beneficiary shall be eligible for a benefit under the Plan unless the Employee is an Employee on the date of his retirement, death, or other termination of employment.

          6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

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          6.7 No Competition. The right of any Employee or Beneficiary to an excess pension benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event the Employee or Beneficiary at any time subsequent to the effective date hereof:

          (i) wrongfully discloses any secret process or trade secret of the Company or any of its subsidiaries, or

          (ii) becomes involved, directly or indirectly as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the two-year period following the retirement or termination of employment of the Employee, the Company's Board of Directors determines to be competitive with the Company.

          6.8 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

          6.9 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

          EXECUTED this __________ day of ____________________, 198_.

                                        NORDSON CORPORATION

                                        By:
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